Exhibit 99.2
                                                                    ------------


[OBJECT OMITTED]
FOR RELEASE
Advanced Medical Optics, Inc.
Contact: Vince Scullin
                  (714) 247-8344
                  vince.scullin@amo-inc.com


         ADVANCED MEDICAL OPTICS, INC. EXTENDS MODIFIED DUTCH AUCTION
            TENDER OFFER FOR ITS 9-1/4% SENIOR SUBORDINATED NOTES


(SANTA ANA, CA), July 17, 2003--Advanced Medical Optics, Inc. (AMO) [NYSE:
AVO] today announced that it has extended the expiration date of its "Modified Dutch Auction" tender offer (the "Offer") for up to $115.0 million aggregate principal amount at maturity of its outstanding 9-1/4% Senior Subordinated Notes due 2010 (the "Notes"). The Offer commenced on June 18, 2003 and originally was scheduled to expire at 12:00 midnight New York City time on July 16, 2003, unless extended or earlier terminated (the "Expiration Date").

In light of AMO's announced acquisition of a manufacturing facility, AMO has extended the Expiration Date of the Offer to 12:00 midnight New York City time on July 18, 2003, unless further extended or earlier terminated by AMO.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase dated June 18, 2003 and the related Letter of Transmittal, each as amended as set forth in the press release issued by AMO on July 1, 2003 (collectively, the "Offer to Purchase"). Other than the extension of the Expiration Date as described above, all other terms and conditions of the Offer set forth in the Offer to Purchase remain unchanged. As of 5:00 p.m. New York City time on July 16, 2003, approximately $177 million aggregate principal amount at maturity of Notes had been properly tendered pursuant to the Offer and not withdrawn.

Morgan Stanley & Co. Incorporated is acting as exclusive dealer manager, Mellon Investor Services LLC is acting as information agent and The Bank of New York is acting as depositary in connection with the Offer. Copies of the Offer to Purchase, the Letter of Transmittal and the other related documents may be obtained from the information agent at (877) 698-6865. Additional information concerning the terms of the Offer may be obtained by contacting Morgan Stanley & Co. Incorporated at (800) 624-1808 (U.S. callers) or (212) 761-1893 (international callers).

About Advanced Medical Optics
-----------------------------
Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of ophthalmic surgical and eye care products. The Company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract surgery, and microkeratomes used in LASIK procedures for refractive error correction. AMO owns or has the rights to such well-known ophthalmic surgical product brands as PhacoFlex(R), Clariflex(R), Array(R) and Sensar(R) foldable intraocular lenses, the Sovereign(R) phacoemulsification system and the Amadeus(R) microkeratome. Products in the eye care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known eye care product brands the Company possesses are COMPLETE(R), COMPLETE(R) Blink-N-Clean(R), Consept(R)F, Consept(R) 1 Step, Oxysept(R) 1 Step, Ultracare(R), Ultrazyme(R), Total Care(R) and blink(TM). Amadeus(TM) is a licensed product of, and a trademark of, SIS, Ltd.

Advanced Medical Optics, Inc. is based in Santa Ana, California, and employs approximately 2,000 worldwide. The Company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the Company's web site at www.amo-inc.com.

Forward-Looking Statements
--------------------------
This press release contains forward-looking statements about AMO, including those relating to the Offer. All forward-looking statements in this press release are based on estimates and assumptions and represent AMO's judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions and matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Certain Factors and Trends Affecting AMO and its Businesses" in AMO's 2002 Form 10-K filed by AMO with the Securities and Exchange Commission on March 14, 2003 and in AMO's Form 10-Q for the quarter ended March 31, 2003 filed by AMO with the Securities and Exchange Commission on May 5, 2003, also include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available on the World Wide Web at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling the number listed below.

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